EXHIBIT 99

CONTACT:	William J. Small Chairman, President and CEO First Defiance Financial Corp. 601 Clinton Street Defiance, OH 43512 (419) 782-5015 e-mail: fdef@first-fed.com

FIRST DEFIANCE FINANCIAL CORP. NAMES TWO NEW DIRECTORS

Defiance, OH (February 22, 2005) – First Defiance Financial Corp. (NASDAQ: FDEF) announced today that Dwaine I. Metzger and John L. Bookmyer have been elected to the First Defiance Financial Corp. Board of Directors. They will also join the Board of Directors of First Federal Bank of the Midwest, a subsidiary of First Defiance Financial Corp.

“We are glad to welcome Dwaine and John to their new board positions,” said William J. Small, First Defiance Financial Corp. Chairman, President and Chief Executive Officer. “They are well known and accomplished community leaders and both have strong business backgrounds that will enhance the overall quality of our board.”

Metzger served on the Board of Directors of ComBanc and its subsidiary, The Commercial Bank, since 1977 and as Chairman of the Board of The Commercial Bank from 2000 through 2004. First Defiance acquired ComBanc, headquartered in Delphos, Ohio, on January 21, 2005. Metzger served as a Director of the former Farmers Bank of Elida, Ohio from 1973 until it was acquired by The Commercial Bank in 1977.

4

Metzger currently operates a family farm in the Elida area. He is active in a many community and civic organizations including Elida Young Farmers Association, Ohio Young Farmers Association, Allen County Fair Board, Lima Elk Lodge and St. Paul’s United Methodist Church in Elida.

Bookmyer currently serves as Executive Vice President of the Blanchard Valley Health Association and President of its subsidiary, Blanchard Valley Regional Health Center, a comprehensive health system headquartered in Findlay, Ohio. He began his career at Ernst & Young, where he worked from 1987 to 1995, focusing on providing audit serves to health care and financial service clients. He joined Blanchard Valley Health in 1995 as Chief Information Officer and served as Vice President of Business Development and Senior Vice President of Administration before assuming his current position. Bookmyer is also a Certified Public Accountant (CPA).

Bookmyer is active in his community, where he is a member of the Blanchard Valley Continuing Care Services Board of Trustees, Lima Memorial Health System Board of Trustees, Findlay Area YMCA Board of Trustees, American College of Health Care Executives, Findlay Rotary Club and St. Mark’s United Methodist Church in Findlay.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 23 full service branches and 29 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance company in the Defiance, OH area, specializing in life and group health insurance and financial planning and investments. For more information, visit the company’s Web site at www.fdef.com.

5